Exhibit 99.1.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES RECORD SECOND QUARTER EARNINGS
39% growth in EPS to 43 cents non-GAAP1, 32% growth to 41 cents on a GAAP basis
Delray Beach, Fla., July 28, 2006 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced second quarter results for the fiscal period ended July 1, 2006.
SECOND QUARTER RESULTS
Total Company sales for the second quarter grew 4% to $3.5 billion compared to the second quarter of 2005. Sales in North America were up 5%, while International sales increased 1% in U.S. dollars and 2% in local currencies. North American Retail comparable store sales were up 1% for the quarter.
Net earnings for the quarter were $118 million compared to $100 million in the same quarter of the prior year, and diluted earnings per share were $0.41 in the second quarter of 2006 versus $0.31 in the same period a year ago. The second quarter 2006 results included the effects of charges related to exit costs and other operating items which we had previously announced and are more fully described in our Form 10-K and 10-Q filings with the Securities and Exchange Commission. Second quarter charges (the “Second Quarter Charges”) in 2006 had a $0.02 per diluted share negative impact on results. Without these charges, our second quarter 2006 net earnings were $125 million1 or $0.43 per share,1 up 39% from the second quarter earnings per share of the prior year.
During the quarter Office Depot completed the previously announced acquisitions of businesses in North America and South Korea, and acquired an incremental interest leading to a majority stake in the Company’s business in Israel. While each of these businesses provide growth opportunities in the future, they did not have a significant impact on second quarter performance.

[1]	This is non-GAAP information. Certain disclosures in this release eliminate the effect of charges recorded during the quarter that relate to projects identified in 2005 and were expected to continue into 2006 and later years. See additional disclosures of these projects in our 2005 Form 10-K filed with the SEC. Except where noted, all references in this news release to financial results are presented in accordance with generally accepted accounting principles, as adopted in the United States (GAAP). Non-GAAP results are presented where that presentation will afford investors an opportunity to make meaningful comparisons to results in prior periods. The presentation of such non-GAAP information is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader. See reconciliations on our corporate website, www.officedepot.com, under the category Investor Relations.

For the quarter, gross profit as a percentage of sales was 30.9%, a 10 basis point improvement from the same period last year. Gross margin in the North American Retail Division increased during the quarter while the North American Business Solutions Division and the International Division posted slight decreases in gross margin as compared to the prior year, primarily due to cost pressures in certain product categories.
Total operating expenses as a percent of sales were 25.9%, an improvement of 70 basis points compared to the prior year. Second Quarter Charges of $8 million negatively impacted operating expenses as a percentage of sales by 20 basis points in the quarter.
In the second quarter, Office Depot repurchased approximately 7 million shares of common stock for $272 million under the repurchase programs previously approved by the Board of Directors.
Return on invested capital for the quarter was 10.5%. Charges taken in the twelve months prior to June 2006 negatively impacted the calculation of the Company’s current return on invested capital. Adjusted to exclude these charges, ROIC improved to 13.9% for the second quarter of 2006 as compared to 11.4% in the prior year.
“We are pleased with our overall performance in the second quarter with each of our Divisions contributing to the increase we achieved in earnings per share,” said Steve Odland, Office Depot’s Chairman and Chief Executive Officer. “We achieved sales growth in each of our Divisions, lowered total operating expenses, and expanded our operating margin. The North American Retail Division recorded its tenth consecutive quarter of positive comparable sales, our North American Business Solutions Division increased its sales by 6% and the International Division increased its sales in local currency by 2%. We also leave the quarter with continued improvement in working capital management and another increase in ROIC.1”
SECOND QUARTER DIVISION RESULTS
North American Retail Division
Second quarter sales in the North American Retail Division increased 4% compared to the same period last year. Comparable store sales in the 986 stores in the U.S. and Canada that have been open for more than one year increased 1% in the second quarter. This represents the tenth consecutive quarter of positive comparable sales led by strength in the technology product category.
The North American Retail Division had an operating profit of $96 million for the quarter, up 26% from the same period in the prior year, and as a percentage of sales was 6.4%, up 110 basis points from the prior year. Second Quarter Charges negatively impacted operating results for the period by $1 million. Division operating profit margins expanded due to both a continuation of gross margin expansion and a reduction in the Division’s cost structure. Gross margins improved over last year, in part reflecting an expansion in product margins driven by category management and an increase in private brand sales. Cost management initiatives have resulted in reduced operating costs. These improvements in gross margin and savings from cost management initiatives continue to more than offset incremental expenses associated with new store openings and store remodel activities now underway.
Inventory per store was $995,000 as of the end of the second quarter, down from $1.06 million per store in the prior year.
During the second quarter, the Company opened 22 new stores and completed the remodel efforts for 49 stores. At the end of the second quarter, Office Depot operated a total of 1,071 stores throughout the U.S. and Canada.

North American Business Solutions Division
North American Business Solutions Division sales increased by 6% in the second quarter compared to the same period last year. The Business Solutions Division experienced growth in key product categories, and average order values increased compared to the second quarter of 2005. In the second quarter the Company also completed the acquisition of Allied Office Products, a contract stationer, whose results have been consolidated into Office Depot’s results for part of the second quarter.
Division operating profit was $101 million for the quarter, up 16% from the prior year, and as a percentage of sales was 8.9%, up 80 basis points from the same period in 2005. 2006 Second Quarter Charges negatively impacted operating profit by $4 million.
Division operating profit margins expanded due to improvements in costs, which were slightly offset by a modest decline in gross margin. Overall gross margin for the Division was negatively impacted by cost pressures in certain product categories and a shift in the mix of sales. Expense leverage was achieved from call center optimization efforts initiated in past quarters and from current period advertising efficiencies. Office Depot continued to invest in the expansion of the Company’s sales force in the quarter.
International Division
International Division second quarter sales increased 1% in U.S. dollars, and increased 2% in local currencies compared to the same period in 2005. The change in exchange rates from the corresponding prior year period decreased sales reported in U.S. dollars by approximately $8 million for the quarter. This quarter Office Depot completed the previously announced acquisition of Best Office, an office supply company located in South Korea and increased the Company’s ownership interest to a majority stake in Office Depot Israel. Their results have been consolidated into our results for part of the second quarter.
Division operating profit was $46 million or 5.3% of sales as compared to $51 million or 6% of sales in the prior year’s second quarter. Second Quarter Charges negatively impacted operating profit by $3 million, or 30 basis points as a percentage of sales. The comparison for the second quarter is impacted by the allocation of certain one-time credits realized in 2005 that increased the prior year operating margin by as much as 70 basis points.
The operating profit margin for 2006 was impacted by a slight decline in gross margin which was due to the effect of mix of sales, and continued pricing and cost pressures in key product categories. This decline was offset by broad based expense savings resulting from consolidation and cost management efforts.
Non-GAAP Reconciliation
A reconciliation of GAAP results to results excluding Second Quarter Charges may be accessed on our corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Daylight Time) on July 28. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of nearly $15 billion, and employs approximately 50,000 associates around the world. Currently, the Company sells to customers in 33 countries, and has affiliates in another five.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of July 1, 2006, Office Depot had 1,071 retail stores in North America and another 322 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With over $3.8 billion in online sales, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 15, 2006 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of	As of
	July 1,	December 31,	June 25,
	2006	2005	2005
Assets

Current assets:
Cash and cash equivalents	$341,350	$703,197	$628,059
Short-term investments	¯	200	217,000
Receivables, net	1,314,333	1,232,107	1,276,096
Inventories, net	1,450,440	1,360,274	1,366,547
Deferred income taxes	121,750	136,998	139,885
Prepaid expenses and other current assets	116,749	97,286	67,364

Total current assets	3,344,622	3,530,062	3,694,951

Property and equipment, net	1,326,128	1,311,737	1,420,234
Goodwill	1,091,427	881,182	975,681
Other assets	445,508	375,544	353,521

Total assets	$6,207,685	$6,098,525	$6,444,387

Liabilities and stockholders’ equity

Current liabilities:
Trade accounts payable	$1,477,506	$1,324,198	$1,215,486
Accrued expenses and other current liabilities	1,068,020	979,796	907,471
Income taxes payable	117,774	117,487	134,141
Short-term borrowings and current maturities of long-term debt	34,114	47,270	16,026

Total current liabilities	2,697,414	2,468,751	2,273,124

Deferred income taxes and other long-term liabilities	368,170	321,455	337,176
Long-term debt, net of current maturities	581,761	569,098	557,549
Minority interest	10,270	¯	¯

Commitments and contingencies

Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — Q2 2006: 425,075,847, Q4 2005: 419,812,671, and Q2 2005: 414,190,717	4,251	4,198	4,142
Additional paid-in capital	1,652,554	1,517,373	1,355,076
Accumulated other comprehensive income	249,752	140,745	171,150
Retained earnings	3,114,903	2,867,067	2,808,682
Treasury stock, at cost — Q2 2006: 141,798,878, Q4 2005: 122,787,210, and Q2 2005: 97,410,684	(2,471,390)	(1,790,162)	(1,062,512)

Total stockholders’ equity	2,550,070	2,739,221	3,276,538

Total liabilities and stockholders’ equity	$6,207,685	$6,098,525	$6,444,387

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2006	2005	2006	2005
Sales	$3,494,907	$3,364,052	$7,310,607	$7,066,943
Cost of goods sold and occupancy costs	2,416,665	2,327,805	5,030,459	4,879,041

Gross profit	1,078,242	1,036,247	2,280,148	2,187,902

Store and warehouse operating and selling expenses	756,505	740,345	1,600,026	1,568,152
General and administrative expenses	150,324	153,390	316,877	312,298

Operating profit	171,413	142,512	363,245	307,452

Other income (expense):
Interest income	1,086	5,761	7,345	11,230
Interest expense	(11,347)	(15,179)	(22,413)	(25,562)
Miscellaneous income, net	6,625	7,691	14,089	12,391

Earnings before income taxes	167,777	140,785	362,266	305,511

Income taxes	49,471	40,686	114,430	90,104

Net earnings	$118,306	$100,099	$247,836	$215,407

Earnings per common share:
Basic	$0.42	$0.32	$0.87	$0.69
Diluted	0.41	0.31	0.85	0.68

Weighted average number of common shares outstanding:
Basic	280,726	314,216	286,139	313,078
Diluted	287,326	318,938	292,832	317,232

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	26 Weeks Ended
	July 1,	June 25,
	2006	2005
Cash flow from operating activities:
Net earnings	$247,836	$215,407
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	137,373	135,483
Charges for losses on inventories and receivables	42,716	39,411
Changes in working capital and other	55,863	(303,919)

Net cash provided by operating activities	483,788	86,382

Cash flows from investing activities:
Capital expenditures	(121,489)	(155,081)
Acquisitions, net of cash acquired	(176,022)	¯
Proceeds from disposition of assets	21,042	36,920
Purchase of short-term investments	(961,450)	(590,675)
Sale of short-term investments	961,650	533,822

Net cash used in investing activities	(276,269)	(175,014)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	82,111	79,607
Tax benefits from employee share-based payments	32,502	¯
Acquisition of treasury stock	(670,222)	(90,574)
Net payments on long- and short-term borrowings	(22,651)	(32,813)

Net cash used in financing activities	(578,260)	(43,780)

Effect of exchange rate changes on cash and cash equivalents	8,894	(33,256)

Net (decrease) in cash and cash equivalents	(361,847)	(165,668)
Cash and cash equivalents at beginning of period	703,197	793,727

Cash and cash equivalents at end of period	$341,350	$628,059

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
Beginning with the first quarter of 2006, we now include in our Division operating profit those general and administrative (“G&A”) costs that have been identified as directly or closely attributable to those units. Division operating profit for the second quarter and first half of 2006 and 2005, which reflects this allocation of G&A as well as certain other minor reclassifications is provided below.
North American Retail Division

	Second Quarter		First Half
(Dollars in millions)	2006	2005	2006	2005
Sales	$1,507.6	$1,451.1	$3,298.3	$3,149.4
% change	4%	8%	5%	7%

Division operating profit	$95.9	$76.2	$229.7	$183.1
% of sales	6.4%	5.3%	7.0%	5.8%
North American Retail Division operating profit includes $1 million of Second Quarter Charges and $2 million of First Half Charges for the related 2006 periods.
North American Business Solutions Division

	Second Quarter		First Half
(Dollars in millions)	2006	2005	2006	2005
Sales	$1,128.7	$1,065.9	$2,258.7	$2,116.9
% change	6%	7%	7%	5%

Division operating profit	$100.8	$86.8	$193.3	$161.0
% of sales	8.9%	8.1%	8.6%	7.6%
North American Business Solutions Division operating profit includes $4 million of Second Quarter Charges and $5 million of First Half Charges for the related 2006 periods.
International Division

	Second Quarter		First Half
(Dollars in millions)	2006	2005	2006	2005
Sales	$858.6	$847.8	$1,753.6	$1,802.1
% change	1%	3%	(3%)	—%

Division operating profit	$45.5	$51.1	$98.5	$108.8
% of sales	5.3%	6.0%	5.6%	6.0%
International Division operating profit includes $3 million of Second Quarter Charges and $19 million of First Half Charges for the related 2006 periods. The comparison for the second quarter and the first half is impacted by the allocation of certain one-time credits realized in the second quarter of 2005 that increased the prior year operating margin by as much as 70 basis points.
Percentage of Sales by Division

	Second Quarter		First Half
	2006	2005	2006	2005
North American Retail	43.1%	43.1%	45.1%	44.6%
North American Business Solutions Division	32.3%	31.7%	30.9%	29.9%
International Division	24.6%	25.2%	24.0%	25.5%

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)
Other Selected Financial Information
(In thousands, except operational data)

	26 Weeks Ended
	July 1, 2006	June 25, 2005
Cumulative share repurchases ($):	$670,222	$90,574

Cumulative share repurchases (shares):	19,013	4,629
Shares outstanding, end of quarter	283,277	316,780
Selected Operating Highlights

	13 Weeks Ended		26 Weeks Ended
	July 1, 2006	June 25, 2005	July 1, 2006	June 25, 2005
Store Statistics

United States and Canada:
Store count:
Stores opened	22	17	26	46
Stores closed	—	1	2	4
Stores relocated	2	4	4	5
Total U.S. and Canada stores	1,071	1,011	1,071	1,011

North American Retail Division square footage:	26,722,772	25,553,663
Average square footage per NAR store	24,951	25,276
Average sales per square foot	$229	$229	$251	$250
Inventory per store (end of period)	$995,000	$1,062,000

International Division company-owned:
Store count:
Stores opened	8	1	8	1
Stores closed	—	2	—	3
Stores acquired	42	—	42	—
Total International company-owned stores	120	76	120	76

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data
(Unaudited)
The following data has been compiled from the trailing four quarters ended with the second quarter of 2006 and 2005. THIS INFORMATION IS COMPRISED PRIMARILY OF NON-GAAP INFORMATION. Therefore, most line items exclude amounts that are determined in accordance with accounting principles generally accepted in the United States of America. This non-GAAP presentation is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader. We review non-GAAP data, as well as GAAP data, when assessing our business performance and believe it can provide insight into current operational aspects of the business.
Material asset impairments, exit cost and other charges recorded during the past year can result in financial indicators that do not fully reflect the impacts of current business transactions. For additional information on these charges, please review our Form      10-K for the year 2005 and subsequent Form 10-Q filings with the Securities and Exchange Commission. We have also provided the same or most closely related financial measure on a GAAP basis for comparison. In addition to adjusting for certain items, we have compiled the data on a trailing four quarters basis.
The inclusion of this data is not intended to suggest that we believe our company to be highly-seasonal, but to provide perspective on the results of events that have transpired during the course of a year. Our management reviews this information to assess growth initiatives, streamlining and cost control measures and other operational activities put in place during the period. A reconciliation of non-GAAP to GAAP financial measures can be found on our web site at www.officedepot.com under the Investor Relations category.

Total Company	Trailing 4 Quarters
(Dollars in millions)	July 1,	June 25,
	2006	2005	Change
Sales	$14,522.6	$13,864.2	5%

EBIT — adjusted[1]	$738.1	$599.2	23%
% of sales	5.1%	4.3%	80 bps
EBIT	$429.1	$565.8	-24%
% of sales	3.0%	4.1%	-110 bps

Net earnings — adjusted[1]	$496.6	$397.1	25%
Net earnings	$306.2	$356.8	-14%

Diluted Earnings Per Share — adjusted[1]	$1.64	$1.26	30%
Diluted Earnings Per Share	$1.01	$1.13	-11%

EBITDA — adjusted[1]	$1,008.1	$873.8	15%
% of sales	6.9%	6.3%	60 bps
EBITDA [1]	$699.1	$840.4	-17%
% of sales	4.8%	6.1%	-130 bps

Return on Equity (ROE) — adjusted[1]	17.6%	12.6%	500 bps
ROE	10.9%	11.3%	-40 bps

Return on Invested Capital (ROIC) - adjusted [1]	13.9%	11.4%	250 bps
ROE	10.5%	10.7%	-20 bps

Average shares	303.0	316.3	-4%
1 Non-GAAP financial measure. (bps = basis points)